EXHIBIT 99



FOR IMMEDIATE RELEASE - February 2, 2000


CONTACT:       Linda A. Pleiman
               Manager - Investor Relations
               NS GROUP, INC.
               (606) 292-6809


  NS GROUP NAMES RENE J. ROBICHAUD CHIEF EXECUTIVE OFFICER


Newport, Kentucky - NS Group, Inc. announced today that the
Board of Directors named Rene J. Robichaud as Chief
Executive Officer of the Company effective February 10,
2000. Mr. Robichaud will succeed Mr. Clifford R. Borland, founder of the Company and its only CEO since 1980. Mr.
Borland will remain as company Chairman.

In making the announcement, Mr. Borland stated, "I am pleased to turn the helm over to Rene. His talent, experience and strong leadership bode well for the future of NS Group."

Mr. Robichaud commented, "I am excited about the future of NS Group. We are well positioned to grow profitably in both our energy and industrial sectors. Our energy business is rapidly heading toward healthy production and pricing levels again. We invested over $60 million in new capital equipment over the past two years and are now beginning to realize the benefits. I congratulate all of the people within NS Group for their hard work during our equipment modernization program. Finally, the Company and its Board of Directors express their deepest gratitude to Mr. Borland for his leadership and many years of dedicated service."

NS Group, Inc. is a leading producer of tubular products serving the energy industry and certain industrial markets.
The Company manufactures seamless and welded tubular steel products which are used in the drilling and exploration as well as the transmission of oil, natural gas and other fluids. The Company's energy products are marketed primarily in the United States and certain foreign markets.
NS Group is traded on the NYSE under the symbol: NSS.  The
Company is headquartered in Newport, Kentucky.

This report contains forward-looking information with respect to the Company's operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the introductory paragraphs of Management's Discussion and Analysis of Financial Condition and Results of Operations and Exhibit 99.1 of the Company's Annual Report on Form 10-K for its fiscal year ended September 25, 1999.